Exhibit 99.1

Investor and Media Contact:

Charlotte McLaughlin

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Charlotte.McLaughlin@hdsupply.com

HD Supply Holdings, Inc. Announces Fiscal 2020 Third-Quarter Results

Atlanta, GA – December 4, 2020 – HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported Net sales of $827.5 million for the third quarter of fiscal 2020 ended November 1, 2020, an increase of $2.3 million, or 0.3 percent, as compared to the third quarter of fiscal 2019.

“I am very proud of the team as their focused execution continued to deliver improved results, in the face of turbulent end markets and organizational change” stated Joe DeAngelo, Chairman and CEO of HD Supply. “It is a testament to their dedication to our customers and their commitment to safely delivering best-in-class service.”

Gross profit decreased $3.7 million, or 1.1 percent, to $348.3 million for the third quarter of fiscal 2020, as compared to $352.0 million for the third quarter of fiscal 2019. Gross profit was 42.1 percent of Net sales for the third quarter of fiscal 2020, a decrease of approximately 60 basis points from 42.7 percent for the third quarter of fiscal 2019.

Operating income decreased $4.9 million, or 3.9 percent, to $121.0 million for the third quarter of fiscal 2020, as compared to $125.9 million for the third quarter of fiscal 2019. Operating income was 14.6 percent of Net sales for the third quarter of fiscal 2020, down approximately 70 basis points from 15.3 percent for the third quarter of fiscal 2019.

Net income increased $1,476.3 million to $1,608.2 million for the third quarter of fiscal 2020, as compared to $131.9 million for the third quarter of fiscal 2019. The increase in Net income was primarily due to the gain on the sale of the Construction & Industrial business. Net income per diluted share increased $9.26 to $10.06 for the third quarter of fiscal 2020, as compared to $0.80 for the third quarter of fiscal 2019.

Adjusted EBITDA increased $0.5 million, or 0.3 percent, to $148.0 million for the third quarter of fiscal 2020, as compared to $147.5 million for the third quarter of fiscal 2019. Adjusted EBITDA was 17.9 percent of Net sales for the third quarter of fiscal 2020, flat as compared to the third quarter of fiscal 2019.

Adjusted net income decreased $0.5 million, or 0.7 percent, to $74.8 million for the third quarter of fiscal 2020, as compared to $75.3 million for the third quarter of fiscal 2019. Adjusted net income per diluted share increased $0.01, or 2.2 percent, to $0.47 for the third quarter of fiscal 2020, as compared to $0.46 for the third quarter of fiscal 2019.

As of November 1, 2020, our combined liquidity of $2,751.7 million was comprised of $2,315.0 million in cash and cash equivalents and $436.7 million of additional available borrowings (excluding $139.4 million of permitted borrowings on available cash balances) under HD Supply, Inc.'s senior asset-based lending facility, based on qualifying inventory and receivables. Our combined liquidity as of November 1, 2020 increased by $1,756.2 million from the end of second-quarter fiscal 2020 and by $2,123.3 million from the end of fiscal year 2019.

Third-Quarter Monthly Sales Performance

Net sales for August, September and October of fiscal 2020 were $268.4 million, $247.3 million and $311.8 million, respectively. There were 20 selling days in August, 19 selling days in September, and 25 selling days in October of fiscal 2020 and fiscal 2019. Average year-over-year daily sales changes for August, September and October of fiscal 2020 as compared to fiscal 2019 were an increase of 1.1 percent, a decrease of 0.7 percent and an increase of 0.3 percent, respectively.

Preliminary November Sales Results

Preliminary Net sales in November 2020 were approximately $222.0 million, which represents a year-over-year average daily increase of approximately 2.9 percent. There were 18 selling days in both November 2020 and November 2019.

Sale of Construction and Industrial

On October 19, 2020, HD Supply completed the sale of its Construction & Industrial business and received cash proceeds of approximately $2.8 billion, net of transaction cost payments of approximately $34.9 million. In the three and nine months ended November 1, 2020, the Company recognized a gain on sale of the Construction & Industrial business of approximately $1.5 billion, net of tax of $257.1 million. The sale is subject to a post-closing working capital adjustment which the Company expects to settle by early 2021.

Debt Transactions and Termination of Cash Flow Hedge

On October 20, 2020, HD Supply used a portion of the net proceeds from the sale of the Construction & Industrial business to repay $524.3 million aggregate principal of its Term B-5 Loans which included $10.4 million of original issue discount. As a result, the Company incurred a $4.7 million loss on extinguishment of debt, which includes write-offs of $1.2 million and $3.5 million of unamortized original issue discount and unamortized deferred financing costs, respectively.

Additionally the Company initiated a voluntary partial termination for $500.0 million of the notional amount of the outstanding interest rate swap agreement. The Company paid $44.4 million to the counterparty to settle the liability and accrued interest as of the termination date. The Company recognized a $43.6 million loss on the termination.

Acquisition by The Home Depot

On November 15, 2020, The Home Depot, Inc. entered into a definitive agreement to acquire HD Supply (the “Merger Agreement”). Under the terms of the Merger Agreement, The Home Depot, Inc. has agreed to commence a tender offer (the “Offer”), through a wholly-owned subsidiary, to acquire all of the outstanding shares of HD Supply common stock for $56 per share (“Share”) in cash. The Boards of Directors of both The Home Depot, Inc. and HD Supply have unanimously approved the terms of the Merger Agreement, and the Board of Directors of HD Supply has resolved to recommend that shareholders accept the offer, once it is commenced. The acquisition is structured as an all-cash Offer for all outstanding issued common stock of HD Supply followed by a merger (“Merger”) in which the remaining shares of HD Supply would be converted into the same U.S. dollar per share consideration as the Offer. The acquisition is expected to be completed during The Home Depot, Inc.’s fiscal fourth quarter, which ends on January 31, 2021, and is subject to applicable regulatory approval and customary closing conditions.

Non-GAAP Financial Measures

HD Supply supplements its reporting of Net income and Income from continuing operations with non-GAAP measurements, including Adjusted EBITDA, Adjusted net income, and Adjusted net income per diluted share. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements. Additional information regarding Adjusted EBITDA, Adjusted net income, and Adjusted net income per diluted share referred to in this press release is included below under “Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest wholesale distributors in North America. The company provides a broad range of products and value-add services to approximately 300,000 customers with leadership positions in the maintenance, repair and operations sector. Through approximately 44 distribution centers, Across 25 States and two Canadian Provinces, the company's approximately 5,500 associates provide localized, customer-tailored products, services and expertise. For more information, visit www.hdsupply.com.

Forward-Looking Statements and Preliminary Results

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management's beliefs and assumptions and information currently available to management and are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future results, and that actual results may differ materially from those made in or suggested by the forward-looking information contained in this press release. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek," "comfortable with," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including, without limitation, (i) the impact of the coronavirus disease 2019 outbreak (“COVID-19”) on the maintenance, repair and operations sector, in general, and the financial position and operating results of our company, in particular, which cannot be predicted and could change rapidly; (ii) uncertainties as to the timing of the Offer and the Merger; (iii) uncertainties as to how many of our stockholders will tender their Shares in the Offer; (iv) the possibility that competing acquisition proposals will be made; (v) the possibility that we will terminate the Merger Agreement to enter into an alternative transaction; (vi) the possibility that various closing conditions for the transactions contemplated by the Merger Agreement may not be satisfied or waived; (vii) the risk that the Merger Agreement may be terminated in circumstances requiring us to pay a termination fee; (viii) the potential impact of the announcement or consummation of the proposed transactions on our relationships, including with employees, suppliers and customers; and (ix) those "Risk factors" in our annual report on Form 10-K, for the fiscal year ended February 2, 2020, filed on March 17, 2020 and those described from time to time in our, and HD Supply, Inc.'s, other filings with the U.S. Securities and Exchange Commission (the “SEC”), which can be found at the SEC's website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

Amounts in millions, except share and per share data, Unaudited

	Three Months Ended		Nine Months Ended
	November 1, 2020	November 3, 2019	November 1, 2020	November 3, 2019
Net Sales	$827.5	$825.2	$2,269.0	$2,426.0
Cost of sales	479.2	473.2	1,311.0	1,388.4
Gross Profit	348.3	352.0	958.0	1,037.6
Operating expenses:
Selling, general and administrative	205.7	209.3	597.6	625.9
Depreciation and amortization	17.7	15.5	52.1	45.2
Restructuring and separation	3.9	1.3	7.6	(0.4)
Total operating expenses	227.3	226.1	657.3	670.7
Operating Income	121.0	125.9	300.7	366.9
Interest expense	22.0	27.4	71.1	83.4
Loss on extinguishment & modification of debt	5.5	—	5.5	—
Other (income) expense, net	43.6	—	43.6	—
Income from Continuing Operations Before Provision for Income Taxes	49.9	98.5	180.5	283.5
Provision for income taxes	14.4	25.1	46.6	71.1
Income Before Provision for Income Taxes	35.5	73.4	133.9	212.4
Income from discontinued operations, net of tax	1,572.2	58.5	1,677.3	161.3
Net Income	$1,608.2	$131.9	$1,811.2	$373.7
Other comprehensive income (loss):
Foreign currency translation adjustment	14.7	—	15.0	0.2
Unrealized gain (loss) on cash flow hedge, net of tax of $(12.5), $0.1, $(7.5), and $7.1	35.6	(0.3)	21.1	(20.5)
Total Comprehensive Income	$1,658.5	$131.6	$1,847.3	$353.4

Weighted Average Common Shares Outstanding (thousands)
Basic	159,057	164,638	160,271	168,062
Diluted	159,804	165,142	160,753	168,645

Basic Earnings Per Share(1):
Income from Continuing Operations	$0.22	$0.45	$0.84	$1.26
Income from Discontinued Operations	$9.89	$0.36	$10.47	$0.96
Net Income	$10.11	$0.80	$11.30	$2.22

Diluted Earnings Per Share(1):
Income from Continuing Operations	$0.22	$0.44	$0.83	$1.26
Income from Discontinued Operations	$9.84	$0.35	$10.43	$0.96
Net Income	$10.06	$0.80	$11.27	$2.22

(1)   May not foot due to rounding.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except per share data, Unaudited

	November 1, 2020	February 2, 2020
ASSETS
Current assets:
Cash and cash equivalents	$2,315.0	$34.4
Receivables, less allowance for credit losses of $10.2 and $7.6	400.1	362.1
Inventories	388.6	427.1
Current assets of discontinued operations	—	748.0
Other current assets	73.6	91.3
Total current assets	3,177.3	1,662.9
Property and equipment, net	260.2	271.2
Operating lease right-of-use assets	228.7	233.2
Goodwill	1,604.5	1,604.5
Intangible assets, net	59.8	68.4
Deferred tax asset	3.8	2.1
Non-current assets of discontinued operations	—	861.5
Other assets	9.2	11.7
Total assets	$5,343.5	$4,715.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$270.0	$218.7
Accrued compensation and benefits	40.8	37.9
Current installments of long-term debt	10.7	10.7
Current lease liabilities	51.0	50.8
Current liabilities of discontinued operations	—	341.2
Accrued income taxes	282.3	—
Other current liabilities	201.1	154.8
Total current liabilities	855.9	814.1
Long-term debt, excluding current installments	1,250.8	2,035.4
Deferred tax liabilities	22.0	32.7
Long-term lease liabilities	186.6	192.6
Non-current liabilities of discontinued operations	—	203.8
Other liabilities	75.9	84.7
Total liabilities	2,391.2	3,363.3
Stockholders’ equity:
Common stock, par value $0.01; 1 billion shares authorized; 155.6 million and 161.4 million shares issued and outstanding at November 1, 2020, and February 2, 2020, respectively	2.1	2.0
Paid-in capital	4,117.2	4,097.4
Retained Earnings (Accumulated deficit)	689.1	(1,122.1)
Accumulated other comprehensive loss	(16.0)	(52.1)
Treasury stock, at cost, 50.6 million and 44.1 million shares at November 1, 2020 and February 2, 2020, respectively	(1,840.1)	(1,573.0)
Total stockholders’ equity	2,952.3	1,352.2
Total liabilities and stockholders’ equity	$5,343.5	$4,715.5

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, Unaudited

	Nine Months Ended
	November 1, 2020	November 3, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,811.2	$373.7
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	78.2	82.7
Provision for credit losses	11.8	7.4
Non-cash interest expense	4.5	4.6
Loss on extinguishment & modification of debt	5.5	—
Gain on sale of business	(1,762.0)	—
Stock-based compensation expense	14.7	18.1
Deferred income taxes	(27.4)	101.8
Other	—	2.7
Changes in assets and liabilities, net of the effects of acquisitions & dispositions:
(Increase) decrease in receivables	(83.1)	(133.7)
(Increase) decrease in inventories	17.3	(34.3)
(Increase) decrease in other current assets	8.2	(2.5)
(Increase) decrease in other assets	(2.1)	0.3
Increase (decrease) in accounts payable and accrued liabilities	425.2	75.8
Increase (decrease) in other long-term liabilities	21.9	—
Net cash provided by operating activities	523.9	496.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(54.6)	(89.1)
Proceeds from sales of property and equipment	0.3	(9.4)
Proceeds from sales of businesses, net	2,845.5	—
Payments for businesses acquired, net of cash acquired	—	2.7
Net cash provided by (used in) investing activities	2,791.2	(95.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury shares	(246.9)	(320.5)
Repayments of long-term debt	(532.3)	(8.0)
Repayments of financing liabilities	—	(87.9)
Borrowings on long-term revolver debt	434.1	978.0
Repayments on long-term revolver debt	(693.6)	(964.3)
Proceeds from issuance of common stock under employee benefit plans	8.9	6.8
Tax withholdings on stock-based awards	(3.8)	(5.5)
Debt issuance and modification costs	—	(0.1)
Other financing activities	(1.0)	(0.8)
Net cash provided by (used in) financing activities	(1,034.6)	(402.3)
Effect of exchange rates on cash and cash equivalents	0.1	—
Increase (decrease) in cash and cash equivalents	$2,280.6	$(1.5)
Cash and cash equivalents at beginning of period	34.4	38.0
Cash and cash equivalents at end of period	$2,315.0	$36.5

Reconciliation of Non-GAAP Measures

Adjusted EBITDA and Adjusted net income are not recognized terms under GAAP and do not purport to be alternatives to Net income as a measure of operating performance. We present Adjusted EBITDA and Adjusted net income because each is a primary measure used by management to evaluate operating performance. In addition, we present Adjusted net income to measure our overall profitability as we believe it is an important measure of our performance. We believe the presentation of Adjusted EBITDA and Adjusted net income enhances investors' overall understanding of the financial performance of our business.

Adjusted EBITDA is based on "Consolidated EBITDA," a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income less Income from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision for income taxes, (iii) Depreciation and amortization and further adjusted to exclude loss on extinguishment of debt, non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

Adjusted net income is defined as Net income less Income from discontinued operations, net of tax, further adjusted for loss on extinguishment of debt, certain non-cash, non-recurring or unusual items, net of tax.

We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA and Adjusted net income have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA and Adjusted net income do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•	Adjusted EBITDA and Adjusted net income do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•	although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of Net income, the most directly comparable financial measure under U.S. GAAP, to Adjusted EBITDA for the periods presented

(amounts in millions):

	Three Months Ended		Nine Months Ended
	November 1, 2020	November 3, 2019	November 1, 2020	November 3, 2019
Net income	$1,608.2	$131.9	$1,811.2	$373.7
Less income from discontinued operations, net of tax	1,572.7	58.5	1,677.3	161.3
Income from continuing operations	35.5	73.4	133.9	212.4
Interest expense, net	22.0	27.4	71.1	83.4
Provision for income taxes	14.4	25.1	46.6	71.1
Depreciation and amortization	17.7	15.5	52.1	45.2
Loss on extinguishment & modification of debt (1)	5.5	—	5.5	—
Voluntary interest rate swap termination (2)	43.6	—	43.6	—
Restructuring and separation charges (3)	3.9	1.3	7.6	(0.4)
Stock-based compensation	5.3	3.6	13.8	11.9
Acquisition and integration costs (4)	—	1.2	—	1.3
Other	0.1	—	—	—
Adjusted EBITDA	$148.0	$147.5	$374.2	$424.9

(1)	Represents the loss on extinguishment of debt, including the write-off of unamortized deferred financing costs, original issue discount, and other assets or liabilities associated with such debt.

(2)	Represents the loss incurred to terminate $500 million notional value of the Company’s interest rate swap during the three months ended November 1, 2020.

(3)	Represents the costs related to separation activities and personnel changes, primarily severance and other employee-related costs, and costs related to deferring certain projects during the separation preparations. For the nine months ended November 3, 2019, the Company recognized a favorable termination of the lease for its former corporate headquarters.

(4)	Represents the costs incurred in the acquisition and integration of business acquisitions.

Adjusted Net Income

The following table presents a reconciliation of Net income and Income from continuing operations, the most directly comparable financial measure under U.S. GAAP, to Adjusted net income for the periods presented (amounts in millions):

	Three Months Ended		Nine Months Ended
	November 1, 2020	November 3, 2019	November 1, 2020	November 3, 2019
Net income	$1,608.2	$131.9	$1,811.2	$373.7
Less income from discontinued operations, net of tax	1,572.7	58.5	1,677.3	161.3
Income from continuing operations	35.5	73.4	133.9	212.4
Plus: Restructuring and separation charges (1)	3.9	1.3	7.6	(0.4)
Plus: Loss on extinguishment & modification of debt (2)	5.5	—	5.5	—
Plus: Voluntary interest rate swap termination (3)	43.6	—	43.6	—
Plus: Acquisition and integration costs (4)	—	1.2	—	1.3
Plus: Plus: Tax on adjustments (5)	(13.7)	(0.6)	(14.7)	(0.2)
Adjusted Net Income	$74.8	$75.3	$175.9	$213.1

Diluted weighted average common shares outstanding	159,804	165,142	160,753	168,645
Adjusted net income per share – diluted	$0.47	$0.46	$1.09	$1.26

(1)	Represents the costs related to separation activities and personnel changes, primarily severance and other employee-related costs, and costs related to deferring certain projects during the separation preparations. For the nine months ended November 3, 2019, the Company recognized a favorable termination of the lease for its former corporate headquarters.

(2)	Represents the loss on extinguishment of debt, including the write-off of unamortized deferred financing costs, original issue discount, and other assets or liabilities associated with such debt.

(3)	Represents the loss incurred to terminate $500 million notional value of the Company’s interest rate swap during the three months ended November 1, 2020.

(4)	Represents the costs incurred in the acquisition and integration of business acquisitions.

(5)	Adjustments to Net income have been tax effected at the Company’s combined annual federal and statutory tax rates of 25.8% for the three and nine months ended November 1, 2020 and 25.7% for the three and nine months ended November 3, 2019.

Results Revised for Discontinued Operations

On October 19, 2020, the Company completed the sale of its Construction & Industrial business. In accordance with Accounting Standards Codification (“ASC”) 205-20, “Discontinued Operations,” as amended, the results of the Construction & Industrial business are classified as discontinued operations. The presentation of discontinued operations includes revenues and expenses of the discontinued operations and gain/loss on the disposition of businesses, net of tax, as one line item on the Consolidated Statements of Operations and Comprehensive Income.

The following tables present HD Supply’s quarterly results of operations for the second quarter of fiscal 2020, the first quarter of fiscal 2020, and fiscal 2019, revised to reflect the Construction & Industrial operations as discontinued operations (amounts in millions, except share and per share amounts, unaudited):

	Q1-20	Q2-20
Net sales	$681.4	$760.1
Cost of sales	384.5	447.3
Gross profit	296.9	312.8
Operating expenses:
Selling, general and administrative	205.4	186.5
Depreciation and amortization	16.9	17.5
Restructuring & separation charges	2.1	1.6
Total operating expenses	224.4	205.6
Operating income	72.5	107.2
Interest expense	25.5	23.6
Income from continuing operations before provision for income taxes	47.0	83.6
Provision for income taxes	11.4	20.8
Income from continuing operations	35.6	62.8
Income from discontinued operations, net of tax	36.1	68.5
Net income	$71.7	131.3

Weighted Average Common Shares Outstanding (thousands)
Basic	160,830	160,925
Diluted	161,190	161,282
Basic Earnings Per Share(1):
Income from continuing operations	$0.22	$0.39
Income from discontinued operations	0.22	0.43
Net income	$0.45	$0.82
Diluted Earnings Per Share(1):
Income from continuing operations	$0.22	$0.39
Income from discontinued operations	0.22	0.42
Net income (loss)	$0.44	$0.81
Non-GAAP financial data:
Adjusted EBITDA	$96.2	$130.0
Adjusted Net Income	$37.2	$63.9
Weighted Average Common Shares Outstanding (thousands)
Basic	160,830	160,925
Diluted	161,190	161,282
Adjusted Net income per share - Basic	$0.23	$0.40
Adjusted Net income per share - Diluted	$0.23	$0.40

(1)   May not foot due to rounding.

	Q1-19	Q2-19	Q3-19	Q4-19	Fiscal 2019
Net sales	$771.6	$829.2	$825.2	$700.8	$3,126.8
Cost of sales	437.1	478.1	473.2	399.4	1,787.8
Gross profit	334.5	351.1	352.0	301.4	1,339.0
Operating expenses:
Selling, general and administrative	208.7	207.9	209.3	191.1	817.0
Depreciation and amortization	14.3	15.4	15.5	17.6	62.8
Restructuring charge	(1.7)	—	1.3	1.3	0.9
Total operating expenses	221.3	223.3	226.1	210.0	880.7
Operating income	113.2	127.8	125.9	91.4	458.3
Interest expense	28.3	27.7	27.4	26.7	110.1
Income from continuing operations before provision for income taxes	84.9	100.1	98.5	64.7	348.2
Provision for income taxes	20.5	25.5	25.1	20.1	91.2
Income from continuing operations	64.4	74.6	73.4	44.6	257.0
Income from discontinued operations, net of tax	42.6	60.2	58.5	33.6	194.9
Net income	$107.0	$134.8	$131.9	$78.2	$451.9

Weighted Average Common Shares Outstanding (thousands)
Basic	170,000	169,546	164,638	161,436	166,405
Diluted	170,712	170,057	165,142	162,040	166,989
Basic Earnings Per Share(1):
Income from continuing operations	$0.38	$0.44	$0.45	$0.28	$1.54
Income from discontinued operations	0.25	0.36	0.36	0.21	1.17
Net income	$0.63	$0.80	$0.80	$0.48	$2.72
Diluted Earnings Per Share(1):
Income from continuing operations	$0.38	$0.44	$0.44	$0.28	$1.54
Income from discontinued operations	0.25	0.35	0.35	0.21	1.17
Net income	$0.63	$0.79	$0.80	$0.48	$2.71
Non-GAAP financial data:
Adjusted EBITDA	$130.8	$146.6	$147.5	$113.6	$538.5
Adjusted Net Income	$63.2	$74.6	$75.3	$45.5	$258.6
Weighted Average Common Shares Outstanding (thousands)
Basic	170,000	169,546	164,638	161,436	166,405
Diluted	170,712	170,057	165,142	162,040	166,989
Adjusted Net income per share - Basic	$0.37	$0.44	$0.46	$0.28	$1.55
Adjusted Net income per share - Diluted	$0.37	$0.44	$0.46	$0.28	$1.55

(1)   May not foot due to rounding

The following table represents a reconciliation of Net income and income from continuing operations, the most directly comparable financial measures under U.S. GAAP, for the first and second quarters of fiscal 2020 as well as fiscal 2019, revised to reflect the Construction & Industrial operations as discontinued operations for all periods presented, to Adjusted EBITDA for the periods presented (amounts in millions):

	Q1-20	Q2-20
Net income	$71.1	$131.3
Less income from discontinued operations, net of tax	36.1	68.5
Income from continuing operations	35.6	62.8
Interest expense, net	25.5	23.6
Provision for income taxes	11.4	20.8
Depreciation and amortization	16.9	17.5
Stock-based compensation	4.6	3.9
Restructuring charges (i)	2.1	1.6
Other	0.1	(0.2)
Adjusted EBITDA	$96.2	130.0

	Q1-19	Q2-19	Q3-19	Q4-19	Fiscal 2019
Net income (loss)	$107.0	$134.8	$131.9	$78.2	$451.9
Less income from discontinued operations, net of tax	42.6	60.2	58.5	33.6	194.9
Income (loss) from continuing operations	64.4	74.6	73.4	44.6	257.0
Interest expense, net	28.3	27.7	27.4	26.7	110.1
Provision (benefit) for income taxes	20.5	25.5	25.1	20.1	91.2
Depreciation and amortization	14.3	15.4	15.5	17.6	62.8
Stock-based compensation	4.9	3.4	3.6	3.1	15.0
Restructuring charges (i)	(1.7)	—	1.3	1.3	0.9
Acquisition and integration costs (ii)	—	0.1	1.2	0.1	1.4
Other	0.1	(0.1)	—	0.1	0.1
Adjusted EBITDA	$130.8	$146.6	$147.5	$113.6	$538.5

(i)	Represents the costs related to separation activities and personnel changes, primarily severance and other employee-related costs, and costs related to deferring certain projects during the separation preparations. During fiscal 2019, the Company recognized a favorable termination of the lease for its former corporate headquarters.

(ii)	Represents the costs incurred in the acquisition and integration of business acquisitions.

The following table represents a reconciliation of Net income and Income from continuing operations, the most directly comparable financial measures under U.S. GAAP, for the first and second quarters of fiscal 2020 as well as fiscal 2019, revised to reflect the Construction & Industrial operations as discontinued operations for all periods presented, to Adjusted Net Income for the periods presented (amounts in millions):

	Q1-20	Q2-20
Net income	$71.1	$131.3
Less income from discontinued operations, net of tax	36.1	68.5
Income from continuing operations	35.6	62.8
Restructuring charges (i)	2.1	1.6
Tax on adjustments (ii)	(0.5)	(0.5)
Adjusted Net income	$37.2	$63.9

	Q1-19	Q2-19	Q3-19	Q4-19	Fiscal 2019
Net income (loss)	$107.0	$134.8	$131.9	$78.2	$451.9
Less income from discontinued operations, net of tax	42.6	60.2	58.5	33.6	194.9
Income (loss) from continuing operations	64.4	74.6	73.4	44.6	257.0
Restructuring charges (i)	(1.7)	—	1.3	1.3	0.9
Acquisition and integration costs (iii)	—	0.1	1.2	0.1	1.4
Tax on adjustments (ii)	0.5	(0.1)	(0.6)	(0.5)	(0.7)
Adjusted Net income	$63.2	$74.6	$75.3	$45.5	$258.6

(i)	Represents the costs related to separation activities and personnel changes, primarily severance and other employee-related costs, and costs related to deferring certain projects during the separation preparations. During fiscal 2019, the Company recognized a favorable termination of the lease for its former corporate headquarters.

(ii)	Adjustments to Net income have been tax effected at the Company’s combined annual federal and statutory tax rates of 25.8% for each quarter in fiscal 2020 and 25.7% for each quarter in fiscal 2019.

(iii)	Represents the costs incurred in the acquisition and integration of business acquisitions.